Exhibit 3.1

Execution Version

KINGSWAY FINANCIAL SERVICES INC.

CERTIFICATE OF DESIGNATIONS
OF
CLASS D PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Kingsway Financial Services Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL, does hereby certify that:

Article Fourth of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) provides that the total number of shares of all classes of stock that the Corporation shall have authority to issue is fifty one million (51,000,000), which shall include one million (1,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which two hundred twenty two thousand eight hundred seventy six (222,876) are designated as Class A Preferred Stock, three hundred thirty thousand (330,000) are designated as Class B Preferred Stock and two hundred forty thousand (240,000) are designated as Class C Stock.

Article Fourth Section B of the Certificate of Incorporation authorizes the Board of Directors of the Corporation (the “Board”), to fix from time to time by resolution or resolutions the number of shares of any class or series of Preferred Stock, and to determine the voting powers (if any), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series.

Pursuant to the authority conferred on the Board by the Certificate of Incorporation, the Board duly adopted the following resolution, effective May 7, 2025, designating a new series of Preferred Stock titled “Class D Preferred Stock”:

RESOLVED, that pursuant to authority expressly granted to and vested in the Board and pursuant to the provisions of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, the Board hereby authorizes and creates a series of preferred stock, herein designated as the Class D Preferred Stock, par value $0.01 per share, which shall consist of eighty thousand (80,000) shares of the one million (1,000,000) shares of preferred stock which the Corporation has authority to issue, and the Board hereby fixes the powers and preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Class D Preferred Stock as follows:

Section 1.      Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Preamble hereof.

“Business Day” means a day other than a Saturday, a Sunday or any other day that is treated as a holiday for the purpose of legislation in the United States or in the municipality in which the registered office of the Corporation is located.

“Capital Reorganization” has the meaning set forth in Section 3(d)(iv).

“Certificate of Designations” means this Certificate of Designations of Class D Preferred Stock.

“Certificate of Incorporation” has the meaning set forth in the Preamble hereof.

“certificate of the Corporation” means a written certificate of the Corporation signed on behalf of the Corporation by any two of the officers or directors of the Corporation having knowledge of the matters therein affirmed.

“Class D Preferred Stock” has the meaning set forth in Section 2(a).

“Common Stock” means the common stock which the Corporation is authorized to issue.

“Common Stock Reorganization” has the meaning set forth in Section 3(d)(i).

“Conversion Basis” means 2.63158 shares of Common Stock for each share of Class D Preferred Stock converted, subject to adjustment as provided herein.

“Conversion Right” has the meaning set forth in Section 3(a).

“Corporation” has the meaning set forth in the Preamble hereof.

“Current Market Price” means the arithmetic average of the daily volume weighted average price (VWAP) of the Common Stock on the stock exchange on which the Common Stock is then listed or quoted or, if not then listed or quoted on a stock exchange but reported on an over-the-counter market, the most recent bid price per share of the Common Stock, in each case for each of the thirty (30) consecutive Trading Days commencing forty-five (45) Trading Days before the date for determining the Current Market Price or, if the Common Stock is not listed or quoted on any stock exchange or over-the-counter market, such price as may be determined by the Board after consideration of an independent third party valuation of the Common Stock.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Dividend Payment Date” means the first day of each of January, April, July and October in each year.

“Dividend Quarter” means the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Issue Date” means, as to each share of Class D Preferred Stock, the date on which such share of Class D Preferred Stock is issued.

“Mandatory Redemption Date” means May 7, 2032.

“Mandatory Redemption Price” has the meaning set forth in Section 5(c).

“Optional Redemption Price” means, in respect of the Optional Redemption, a price equal to the amount that would yield a Total Internal Rate of Return of 15% on the subscription price paid to the Corporation for the purchase of shares of Class D Preferred Stock submitted for redemption.

“Preferred Stock” has the meaning set forth in the Preamble hereof.

“ranking as to the return of capital” means ranking with respect to the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary.

“Reclassification” has the meaning set forth in Section 3(d)(v).

“Rights Offering” has the meaning set forth in Section 3(d)(ii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Distribution” has the meaning set forth in Section 3(d)(iii).

“Stated Value” means an amount equal to twenty five dollars ($25) per share of Class D Preferred Stock.

“Total Internal Rate of Return” means, in respect of any redeemed shares of Class D Preferred Stock held by the holder thereof, the annual rate based on a 365-day period used to discount each cash flow in respect of such redeemed shares of Class D Preferred Stock (such cash flow to include subscription price paid to the Corporation, cash dividends received by the holder, and cash received by the holder from the redemption of such shares) to the Issue Date of such redeemed shares of Class D Preferred Stock such that the present value of the aggregate of such cash flow equals zero. In connection with any calculation required hereunder, the Total Internal Rate of Return will be calculated with reference to the period from the Issue Date to the date on which the relevant payment is made in full.

“Trading Day” means any day on which The New York Stock Exchange is open for trading, provided that if the Common Stock is not listed on The New York Stock Exchange on any day which is intended to be a Trading Day for the purposes hereof, “Trading Day” shall mean any day that any other stock exchange or over-the-counter market on which the Common Stock is listed or quoted, as shall be specified for such purpose by the Board, is open for trading and any reference to price on The New York Stock Exchange shall be deemed to mean price on such other exchange or over-the-counter market.

Section 2.      Designation and Number. The class of non-voting preferred stock created hereby shall be designated as the Corporation’s Class D Preferred Stock, par value $0.01 per share (the “Class D Preferred Stock”) and the number of authorized shares so designated and constituting the Class D Preferred Stock shall be eighty thousand (80,000) shares, which number may be increased or decreased (but not below the number of shares of Class D Preferred Stock then outstanding) by further resolution duly adopted by the Board.

Section 3.      Conversion Privilege.

(a)       Right to Convert. The holders of Class D Preferred Stock shall have the right (the “Conversion Right”), exercisable at any time, to convert all or any part of their shares of Class D Preferred Stock into a number of shares of Common Stock equal to the Conversion Basis.

(b)     Exercise of Conversion Right. Any holder of Class D Preferred Stock desiring to exercise the Conversion Right shall provide the Corporation (whether via electronic mail or otherwise) a written conversion notice in the form attached hereto as Annex A, (i) specifying the number of shares of Class D Preferred Stock to be converted, and shall present and surrender to the Corporation at its registered office the certificate or certificates representing the shares of Class D Preferred Stock to be converted, if certificated, (ii) naming the persons in whose name the shares of Common Stock are to be registered, and (iii) stating the number of shares of Common Stock to be issued to each. If any of the shares of Common Stock is to be issued to persons other than the holder of such shares of Class D Preferred Stock, all other conditions precedent to the Corporation’s duty to register a transfer of shares shall also be satisfied. On the date of such delivery and if such conditions are satisfied, each person in whose name the shares of Common Stock are to be issued as designated in the notice shall be deemed for all purposes the holder of fully paid shares of Common Stock in the number designated in such notice (not exceeding in aggregate as among such persons the total number of shares of Common Stock resulting from the conversion) and such persons shall be entitled to the delivery by the Corporation, in its discretion, of certificates representing their Common Stock or evidence of ownership in book-entry form. Upon the conversion of shares of Class D Preferred Stock, the converted shares of Class D Preferred Stock shall be automatically cancelled and shall thereafter cease to represent any entitlement or equity interest in the Corporation.

(c)     No Adjustment for Accrued Dividends. Upon the conversion of any shares of Class D Preferred Stock into Common Stock there shall be no payment by the Corporation on account of any dividends accrued but unpaid on the shares of Class D Preferred Stock.

(d)     Adjustment of Conversion Basis. The Conversion Basis shall be subject to adjustment from time to time in accordance with the following provisions:

(i)          Stock Dividends, Subdivisions and Consolidations by Corporation. If the Corporation shall:

(A)     issue Common Stock or securities exchangeable for or convertible into Common Stock without further payment pursuant to a stock dividend to all or substantially all of the holders of Common Stock;

(B)      make a distribution on its issued and outstanding Common Stock payable in Common Stock or securities exchangeable for or convertible into Common Stock without further payment;

(C)       subdivide its issued and outstanding Common Stock into a greater number of shares of Common Stock; or

(D)       consolidate its issued and outstanding Common Stock into a smaller number of shares of Common Stock;

(any such event being called a “Common Stock Reorganization”), the Conversion Basis then in effect shall be adjusted effective immediately after the record date on which the holders of Common Stock are determined for the purposes of the Common Stock Reorganization based on the following formula:

CB1 = CB0 × (OS1 / OS0)

CB1 = the new Conversion Basis in effect immediately after the record date on which the holders of Common Stock are determined for the purposes of the Common Stock Reorganization.

CB0 = the Conversion Basis in effect immediately prior to the record date on which the holders of Common Stock are determined for the purposes of the Common Stock Reorganization.

OS1 = the number of shares of Common Stock which will be issued and outstanding after the completion of such Common Stock Reorganization, including in the case where securities exchangeable for or convertible into Common Stock are distributed, the number of shares of Common Stock that would be issued and outstanding had all of such securities been exchanged for or converted into Common Stock on such record date.

OS0 = the number of shares of Common Stock issued and outstanding on such record date.

(ii)      Rights Offerings by Corporation. If the Corporation shall distribute rights, options or warrants exercisable within a period of forty-five (45) days after the record date for such distribution to subscribe for or purchase Common Stock or securities exchangeable for or convertible into Common Stock at a price per share of Common Stock or at an exchange or conversion value per Common Share in the case of securities exchangeable for or convertible into Common Stock equal to or less than ninety percent (90%) of the Current Market Price for the Common Stock determined as of the record date for such distribution, to all or substantially all of the holders of Common Stock (any such event being called a “Rights Offering”), the Conversion Basis then in effect shall be adjusted effective immediately after the record date on which holders of Common Stock are determined for purposes of the Rights Offering based on the following formula:

CB1 = CB0 × ((OS0 + X) / (OS0 + ((X × Y)/CMP))

CB1 = the new Conversion Basis in effect immediately after the record date on which the holders of Common Stock are determined for the purposes of the Rights Offering.

CB0 = the Conversion Basis in effect immediately prior to the record date on which the holders of Common Stock are determined for the purposes of the Rights Offering.

OS0 = the number of shares of Common Stock issued and outstanding on such record date.

X = the number of shares of Common Stock offered pursuant to the Rights Offering or the maximum number of shares of Common Stock for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted, as the case may be.

Y = the price at which each one of such shares of Common Stock is offered or the exchange or conversion value of each one of such securities of offered pursuant to the Rights Offering, as the case may be.

CMP = the Current Market Price for the Common Stock determined as of such record date.

To the extent that such options, rights or warrants are not exercised prior to the expiry date thereof, the Conversion Basis shall be readjusted effective immediately after such expiry date to the Conversion Basis which would then have been in effect based upon the number of shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock actually issued on the exercise of such options, rights or warrants.

(iii)      Special Distributions by Corporation. If the Corporation shall distribute to all or substantially all of the holders of Common Stock:

(A)      shares of any class other than Common Stock;

(B)       rights, options or warrants, other than rights, options or warrants referred to in Section 3(d)(ii) hereof and other than rights, options or warrants exercisable within a period of forty-five (45) days after the record date for such distribution to subscribe for or purchase Common Stock or securities exchangeable for or convertible into Common Stock at a price per Common Share or at an exchange or conversion value per Common Share greater than ninety percent (90%) of the Current Market Price for the Common Stock determined as of the record date for such distribution;

(C)       evidences of indebtedness; or

(D)       any other assets, excluding Common Stock issued by way of stock dividends and cash dividends paid out of earnings including the value of any shares or other property distributed in lieu of such cash dividends at the option of shareholders; and

such issue or distribution does not constitute a Common Stock Reorganization or a Rights Offering (any such event being called a “Special Distribution”), the Conversion Basis then in effect shall be adjusted effective immediately after the record date on which the holders of Common Stock are determined for the purpose of the Special Distribution based on the following formula:

CB1 = CB0 × ((OS0 × CMP) / ((OS0 × CMP) – FV))

CB1 = the new Conversion Basis in effect immediately after the record date on which the holders of Common Stock are determined for the purpose of the Special Distribution.

CB0 = the Conversion Basis in effect immediately prior to the record date on which the holders of Common Stock are determined for the purpose of the Special Distribution.

OS0 = the number of shares of Common Stock issued and outstanding on such record date.

CMP = the Current Market Price for the Common Stock determined as of such record date.

FV = the fair value, as determined by the Board, whose determination shall be conclusive, to the holders of Common Stock of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution, in the aggregate.

(iv)    Other Reorganizations by Corporation. If and whenever there is a capital reorganization of the Corporation not otherwise provided for in this Section 3(d) or a consolidation, merger or amalgamation of the Corporation with or into another body corporate (any such event being called a “Capital Reorganization”), any holder of Class D Preferred Stock who exercises the Conversion Right after the effective date of such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right, in lieu of the number of shares of Common Stock to which such holder was theretofore entitled on conversion, the aggregate number of shares or other securities of the Corporation or of the body corporate resulting from the Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, such holder had been the registered holder of the number of shares of Common Stock to which such holder was theretofore entitled upon conversion, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in Section 3(d)(i) – (iii); provided that no such Capital Reorganization shall be made effective unless all necessary steps shall have been taken so that the holders of Class D Preferred Stock shall thereafter be entitled to receive such number of such shares or other securities of the Corporation or of the body corporate resulting from the Capital Reorganization.

(v)    Reclassification by Corporation. If the Corporation shall reclassify the issued and outstanding Common Stock (such event being called a “Reclassification”), the Conversion Basis shall be adjusted effective immediately after the record date of such Reclassification so that holders of Class D Preferred Stock who exercise the Conversion Right thereafter shall be entitled to receive the shares that such holders would have received had such shares of Class D Preferred Stock been converted immediately prior to such record date, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in Section 3(d)(i) – (iii).

(vi)     Adjustment Rules. The following rules and procedures shall be applicable to adjustments of the Conversion Basis made pursuant to this Section 3(d):

(A)     No adjustment in the Conversion Basis shall be made in respect of any event described in this Section 3(d) if the holders of the Class D Preferred Stock are entitled to participate in such event on the same terms mutatis mutandis as if such holders had converted their shares of Class D Preferred Stock prior to or on the effective date or record date of such event.

(B)     No adjustment in the Conversion Basis shall be made pursuant to this Section 3(d) in respect of the issue from time to time of Common Stock to holders of Common Stock who exercise an option to receive substantially equivalent dividends in Common Stock or securities exchangeable for or convertible into Common Stock in lieu of receiving cash dividends, and any such issue shall be deemed not to be a Common Stock Reorganization.

(vii)    Disputes. If any question arises with respect to the number of shares of Common Stock to be issued on any exercise of the Conversion Right, it shall be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the Board and such determination shall bind the Corporation and all shareholders of the Corporation.

(viii)    No Fractions. In any case where a fraction of a share of Common Stock would otherwise be issuable on the conversion of one or more shares of Class D Preferred Stock, the number of shares of Common Stock to be issued to a holder on conversion of shares of Class D Preferred Stock into Common Stock shall be rounded down to the nearest whole number of shares of Common Stock so that no fractional shares are issuable.

Section 4.      Dividends.

(a)      Payment of Dividends. The holders of Class D Preferred Stock shall, in priority to the Common Stock and the shares of any other class or series ranking junior to the Class D Preferred Stock, be entitled to receive, and the Corporation shall pay thereon, if, as and when declared by the Board, out of monies of the Corporation properly applicable to the payment of dividends, fixed, cumulative, preferential cash dividends at an annual rate (as a percentage of the Stated Value) equal to eight percent (8%) per share of Class D Preferred Stock per annum, payable in equal quarterly installments on each Dividend Payment Date. Subject to Section 3(c), dividends on outstanding shares of Class D Preferred Stock shall accrue from day to day from the Issue Date of such shares of Class D Preferred Stock with the initial dividend to be determined in accordance with Section 4(b), but shall not be payable on a Dividend Payment Date unless declared by the Board. In the event that the Corporation has not paid dividends to the holders of the Class D Preferred Stock for a period greater than two (2) consecutive quarters, the fixed, cumulative, preferential cash dividend payable per share of Class D Preferred Stock will then increase to an annual rate (as a percentage of the Stated Value) equal to eighteen percent (18%) per annum, until such time as the Corporation again becomes current on dividend payments, payable in equal quarterly installments on each Dividend Payment Date on a prospective basis. The holders of Class D Preferred Stock shall not be entitled to any dividends other than or in excess of the fixed, cumulative, preferential cash dividends provided for herein. Additionally, a holder of Class D Preferred Stock shall not be entitled to receive a dividend on any shares of Class D Preferred Stock in respect of which a notice of conversion has been delivered under Section 3(b) if the notice is delivered prior to the date for payment of such dividend (unless the conversion right was exercised following receipt of a notice of redemption in which case such holder will be entitled to such dividends). Nothing set forth herein shall require the Board to declare any dividends pursuant to this Section 3, including in the event that the Board declares dividends on any security ranking senior to or pari passu with the Class D Preferred Stock.

(b)      Dividends for a Partial Quarter. The amount of the dividend or amount calculated by reference to the dividend for any period which is less than a Dividend Quarter with respect to any share of Class D Preferred Stock:

(i)        for the period from the Issue Date of such share of Class D Preferred Stock to the first Dividend Payment Date;

(ii)       which is redeemed or purchased during such Dividend Quarter; or

(iii)     where assets of the Corporation are distributed to the holders of Class D Preferred Stock pursuant to Section 7 hereof during such Dividend Quarter;

shall be paid on a pro rata basis based on the number of days in such Dividend Quarter that such share of Class D Preferred Stock has been outstanding (excluding the Dividend Payment Date at the beginning of such Dividend Quarter if such share of Class D Preferred Stock was outstanding on that date and including the date of redemption, purchase or distribution or the Dividend Payment Date at the end of such Dividend Quarter if such share of Class D Preferred Stock was outstanding on that date).

(c)      Payment Procedure. The Corporation shall pay the dividends on the shares of Class D Preferred Stock (less any tax required to be deducted or withheld by the Corporation) by electronic funds transfer or by check(s) drawn on a chartered bank or trust company and payable in lawful money of the United States at any branch of such bank or trust company in the United States, or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The delivery or mailing of any check to a holder of Class D Preferred Stock (in the manner provided for in Section 12(c)) or the electronic transfer of funds to an account specified by such holder shall be a full and complete discharge of the Corporation’s obligation to pay the dividends to such holder to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related dividends as aforesaid and remitted to the proper taxing authority), unless such check is not honored when presented for payment. Subject to applicable law, dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six (6) years from the date on which they were declared to be payable may be reclaimed and used by the Corporation for its own purposes.

(d)       Cumulative Payment of Dividends. If on any Dividend Payment Date the dividends accrued to such date are not paid in full on all of the shares of Class D Preferred Stock then outstanding, such dividend, or the unpaid part thereof, shall be paid on a subsequent date or dates determined by the Board on which the Corporation shall have sufficient monies properly applicable to the payment of such dividends.

Section 5.      Redemption.

(a)       Optional Redemption. After the sale of assets of the Corporation, in one or a series of related transactions (including a sale of equity securities or merger of one or more of the Corporation’s subsidiaries), representing more than fifteen percent (15%) of the Corporation’s total consolidated revenues in the twelve (12) month period immediately preceding such sale, then subject to the provisions of the DGCL and the Certificate of Incorporation, the Corporation may, at any time or from time to time, upon giving notice as hereinafter provided, redeem twenty five percent (25%) of the total shares of Class D Preferred Stock issued by the Corporation, on payment for each share of Class D Preferred Stock of an amount equal to the Optional Redemption Price (the “Optional Redemption”).

(b)      Pro-Rata Redemption. In the event the Corporation exercises the Optional Redemption pursuant to Section 5(a), the shares of Class D Preferred Stock shall be redeemed on a pro rata basis, disregarding fractions, according to the number of shares of Class D Preferred Stock held by each holder thereof. If only a portion of the shares of Class D Preferred Stock represented by any certificate shall be redeemed, if any, a new certificate representing the balance of such shares of Class D Preferred Stock shall be issued to the holder at the expense of the Corporation.

(c)     Mandatory Redemption. Subject to the provisions of the DGCL, the Certificate of Incorporation and the provisions of this Section 5(c), the Corporation shall, upon giving notice as hereinafter provided, redeem on the Mandatory Redemption Date all of the then outstanding shares of Class D Preferred Stock, on payment for each share of Class D Preferred Stock of an amount equal to the Stated Value, together with an amount equal to all dividends, if any, previously accrued but unpaid thereon, up to and including the date specified for redemption (the whole amount constituting and being hereinafter referred to as the “Mandatory Redemption Price”).

(d)      Method of Redemption. In any case of redemption of shares of Class D Preferred Stock, the Corporation shall, not less than thirty (30) nor more than sixty (60) days before the date specified for redemption, send to each holder of shares of Class D Preferred Stock to be redeemed notice of the intention of the Corporation to redeem such shares of Class D Preferred Stock. Such notice shall set out the number of shares of Class D Preferred Stock held by the holder which are to be redeemed, the Mandatory Redemption Price or Optional Redemption Price, as applicable, the date specified for redemption, and the place at which holders of shares of Class D Preferred Stock may present and surrender such shares of Class D Preferred Stock for redemption, if such shares are certificated. On and after the date specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the holders of the shares of Class D Preferred Stock to be redeemed the Mandatory Redemption Price or Optional Redemption Price, as applicable, for each share of Class D Preferred Stock to be redeemed on presentation and surrender, at the registered office of the Corporation or any other place specified in the notice of redemption, of the certificate or certificates representing the shares of Class D Preferred Stock called for redemption, if any. The Corporation shall have the right at any time after the giving of notice of redemption to deposit the aggregate Mandatory Redemption Price or Optional Redemption Price, as applicable, of the shares of Class D Preferred Stock called for redemption or of such of the shares of Class D Preferred Stock which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or any trust company named in such notice or in a subsequent notice to the holders of the shares of Class D Preferred Stock in respect of which the deposit is made, to be paid without interest to or to the order of the respective holders of shares of Class D Preferred Stock called for redemption upon presentation and surrender to such bank or trust company of the certificates representing such shares of Class D Preferred Stock. Upon such deposit being made or upon the date specified for redemption, whichever is the later, the shares of Class D Preferred Stock in respect of which such deposit shall have been made shall be and be deemed to be redeemed and the rights of the holders thereof shall be limited to receiving, without interest, their proportionate part of the amount so deposited upon presentation and surrender of the certificate or certificates representing their shares of Class D Preferred Stock being redeemed, if any. Any interest on any such deposit shall belong to the Corporation. From and after the date specified for redemption in any notice of redemption, the shares of Class D Preferred Stock called for redemption shall cease to be entitled to dividends and to participate in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of their other rights as holders in respect thereof unless payment of the Mandatory Redemption Price or Optional Redemption Price, as applicable, shall not be made upon presentation and surrender of the certificates in accordance with this Section 5(c), in which case the rights of the holders thereof shall remain unaffected. Redemption monies which are represented by a check which has not been presented to the drawee for payment or which otherwise remain unclaimed (including monies held on deposit in a special account as provided for above) for a period of six (6) years from the date specified for redemption shall be forfeited to the Corporation. Holders of shares of Class D Preferred Stock receiving a notice of redemption may, if so desired, exercise the Conversion Right in respect of the shares of Class D Preferred Stock to be redeemed at any time prior to the date fixed for redemption of such shares of Class D Preferred Stock unless payment of the Mandatory Redemption Price or Optional Redemption Price, as applicable, shall not be made upon presentation and surrender of the certificates in accordance with this Section 5(c), in which case the rights of the holders shall remain unaffected.

Section 6.      Purchase for Cancellation.

(a)     Right to Purchase from All. Notwithstanding the provisions of Section 5, but subject to the provisions of the DGCL and the Certificate of Incorporation, the Corporation may at any time or from time to time purchase for cancellation all or any part of the outstanding shares of Class D Preferred Stock at any price by invitation for tenders addressed to all of the holders of shares of Class D Preferred Stock then outstanding or in any other manner provided that the price for each share of Class D Preferred Stock so purchased for cancellation shall not exceed the Mandatory Redemption Price.

(b)      Pro Rata Purchase from All. If, in response to an invitation for tenders under the provisions of this Section 6, more shares of Class D Preferred Stock are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, then the shares of Class D Preferred Stock to be purchased by the Corporation shall be purchased to the next lowest whole share as nearly as may be pro rata according to the number of shares of Class D Preferred Stock tendered by each holder who submits a tender to the Corporation or as otherwise may be required by applicable law, provided that when shares of Class D Preferred Stock are tendered at different prices, the pro rating shall be effected only with respect to shares of Class D Preferred Stock tendered at the price at which more shares of Class D Preferred Stock are tendered than the Corporation is prepared to purchase after the Corporation has purchased all of the shares of Class D Preferred Stock tendered at lower prices.

(c)       Individual Purchases. Without limiting the foregoing and for the avoidance of doubt, nothing herein shall restrict the ability of the Corporation to purchase for cancellation, at any time or from time to time, any shares of Class D Preferred Stock that are tendered to the Corporation by a holder in an individual transaction at a price agreed upon by the parties to such transaction.

Section 7.      Liquidation, Dissolution or Winding Up. In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Class D Preferred Stock shall be entitled to receive from the assets of the Corporation an amount equal to the Stated Value for each share of Class D Preferred Stock together with an amount equal to all dividends, if any, previously accrued but unpaid thereon, before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to holders of the Common Stock or any other shares of the Corporation ranking as to the return of capital junior to the Class D Preferred Stock. The Class D Preferred Stock shall rank pari passu with each of the Class B Preferred Stock and the Class C Preferred Stock as to the return of capital. After payment to the holders of shares of Class D Preferred Stock of the amounts so payable to them, such holders shall not be entitled to share in any further payment in respect of the distribution of the assets of the Corporation.

Section 8.     Modification of Class. The rights, privileges, restrictions and conditions attached to the Class D Preferred Stock may be added to, changed, removed or otherwise amended only with the prior approval of the holders of the Class D Preferred Stock given as specified in Section 9 hereof, in addition to any vote or authorization required by the DGCL or these provisions. Notwithstanding the foregoing, the Board may amend this Certificate of Designations, at any time or from time to time, without the approval of the holders of the Class D Preferred Stock, in order to authorize the issuance of additional shares of Class D Preferred Stock, to the extent permitted by the Certificate of Incorporation.

Section 9.     Approval of Holders of Shares of Class D Preferred Stock. The approval of the holders of Class D Preferred Stock with respect to any matters referred to in these provisions may be given as specified below:

(a)      Approval and Quorum. Except as otherwise provided herein, any approval required to be given by holders of Class D Preferred Stock may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by a resolution signed by all of the holders of the then outstanding shares of Class D Preferred Stock or by a resolution passed by the affirmative vote of at least majority of the votes cast by the holders of Class D Preferred Stock who voted in respect of that resolution at a meeting of the holders of the Class D Preferred Stock called and held for that purpose in accordance with the by-laws of the Corporation at which the holders of at least a majority of the then outstanding shares of Class D Preferred Stock are present in person or represented by proxy; provided that, if at any such meeting a quorum is not present within one half hour after the time appointed for such meeting, the meeting shall be adjourned to the same day in the next week at the same time and to such place as the chairman of the meeting may determine and, subject to the provisions of the DGCL, it shall not be necessary to give notice of such adjourned meeting. At such adjourned meeting, holders of Class D Preferred Stock then present in person or represented by proxy shall constitute a quorum and may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than a majority of the votes cast at such meeting shall constitute the approval of the holders of Class D Preferred Stock.

(b)       Votes. On every poll taken at any meeting of the holders of Class D Preferred Stock, each holder of Class D Preferred Stock shall be entitled to one vote per share of Class D Preferred Stock held of record. Subject to the foregoing, the formalities to be observed with respect to proxies, the giving of notice and the conduct of any such meeting or any adjourned meeting shall be those from time to time prescribed in the DGCL and the bylaws of the Corporation with respect to meetings of shareholders.

Section 10.    Voting Rights. The holders of Class D Preferred Stock shall not be entitled as such (except as hereinbefore or hereinafter specifically provided or as otherwise may be required by the DGCL) to receive notice of or to attend any meeting of shareholders of the Corporation and shall not be entitled to vote at any such meeting.

Section 11.     Withholding Taxes and Transfer Taxes.

(a)       Withholding Taxes. Notwithstanding any other provision of this Certificate of Designations, the Corporation may deduct and withhold from any payment, distribution, issuance or delivery (whether in cash or other property) to be made pursuant to this Certificate of Designations any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Certificate of Designations is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any non-cash payment, distribution, issuance or delivery to be made pursuant to this Certificate of Designations any amounts required or permitted by law by to be deducted and withheld from any such payment distribution, issuance or delivery and to dispose of such property in order to remit any amount require to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Class D Preferred Stock pursuant to this Certificate of Designations shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this Section 11. Holders of Class D Preferred Stock shall be responsible for all withholding taxes, and any successor or replacement provision of similar effect, in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Certificate of Designations and shall indemnify and hold harmless the Corporation on an after-tax basis for any taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Certificate of Designations. Notwithstanding anything herein inconsistent with this Section 11, the Corporation is entitled to deduct and withhold from any dividend or other amount payable to any holder of Class D Preferred Stock such amounts as the Corporation is required to deduct and withhold with respect to such payment under any provision of provincial, federal, territorial, state, local or foreign tax law. Any amounts so deducted and withheld will be treated for all purposes hereof as having been paid to the holder of the Class D Preferred stock in respect of which such deduction and withholding was made.

(b)      Transfer Taxes. For greater certainty, and notwithstanding any other provision of this Certificate of Designations, the Corporation shall not be required to pay any tax which may be imposed upon the person or persons to whom shares of Class D Preferred Stock are issued in connection with the conversion of shares of Class D Preferred Stock into Common Stock in respect of the issuance of such Common Stock or the certificates therefor, or which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in the name or names other than that of the holder of the shares of Class D Preferred Stock, or deliver such certificate unless the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 12.     Miscellaneous.

(a)        Legends on Shares of Common Stock; Compliance with Securities Laws.

(i)

(A)    Each share of Common Stock issued pursuant to this Certificate of Designations shall be in book-entry form, and the holder of Class D Preferred Stock’s ownership thereof shall be appropriately evidenced in the stock register of the Corporation, which stock register entry and receipt given to the holder of such shares of Class D Preferred Stock in respect of any such shares of Common Stock shall contain the following notation of restrictions:

“THE SHARES AND OTHER SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL OR OTHER EVIDENCE OF COMPLIANCE WITH THE ACT SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED.”

In addition, such legend or notation shall include the following language:

“THE SHARES AND CERTAIN OTHER SECURITIES OF KINGSWAY FINANCIAL SERVICES INC. (THE “COMPANY”) ARE SUBJECT TO THE SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY AND THE OTHER PARTY THERETO, DATED AS OF MAY 7, 2025, AS IT MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME. THE SUBSCRIPTION AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE TRANSFER OF THE SHARES SUBJECT TO THE SUBSCRIPTION AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT OR OTHER DISPOSITION OF THE SHARES OR OTHER SECURITIES OF THE COMPANY, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SUBSCRIPTION AGREEMENT. THE HOLDERS OF SHARES AND OTHER SECURITIES AGREE TO BE BOUND BY ALL THE PROVISIONS OF SUCH SUBSCRIPTION AGREEMENT.”

(ii)      The holders of Class D Preferred Stock agree that they will, if requested by the Corporation, deliver at their expense to the Corporation an opinion of reputable U.S. counsel selected by the holder of Class D Preferred Stock and reasonably acceptable to the Corporation, in form and substance reasonably satisfactory to the Corporation:

(A)     that any transfer of such shares of Common Stock made, other than in connection with an offering registered under the Securities Act by the Corporation or pursuant to Rule 144 under the Securities Act, does not require registration under the Securities Act; and

(B)     at such time as such shares of Common Stock are freely transferable without volume and manner of sale restrictions pursuant to Rule 144 under the Securities Act, and with respect to this clause (B), following receipt of such opinion the Corporation agrees that it will deliver or cause to be delivered to the holder of Class D Preferred Stock (if so requested by the holder and in the discretion of the Corporation) a replacement stock certificate or certificates representing such shares of Common Stock that is free from the legend set forth in clause (i) above, or evidence of ownership in book-entry form free of any notation in book-entry or other arrangement).

(iii)    The holder of Class D Preferred Stock understands that the Class D Preferred Stock and shares of Common Stock issued pursuant to this Certificate of Designation are characterized as “restricted securities” under the federal securities laws as they are being acquired from the Corporation in a transaction not involving a public offering and that under such laws and applicable regulations the Class D Preferred Stock and shares of Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the holder of Class D Preferred Stock represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The holder of Class D Preferred Stock represents and covenants that the Class D Preferred Stock has been purchased for investment only and not with a view to distribute or resale, and may not be sold, pledged, hypothecated or otherwise transferred unless the Class D Preferred Stock or the shares of the Common Stock issued pursuant to this Certificate of Designations are registered under the Securities Act, any other applicable securities law, or the Corporation has received an opinion of counsel satisfactory to it that registration is not required.

(b)       Uncertificated Shares. The Corporation shall issue the Class D Preferred Stock in uncertificated form. If DTC discontinues providing its services as securities depositary with respect to the shares of Class D Preferred Stock, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within ninety (90) days, the Corporation will either print and deliver certificates for the shares of Class D Preferred Stock or provide for the direct registration of the Class D Preferred Stock with the transfer agent for the Class D Preferred Stock.

(c)        Notice.

(i)      Any notice (which term includes any communication or document) required or permitted to be given, sent, delivered or otherwise served to or upon a holder of Class D Preferred Stock pursuant to this Certificate of Designations shall, unless some other means is specifically required, be sufficiently given, sent, delivered or otherwise served if given, sent, delivered or served by prepaid mail and shall be deemed to be given, sent, delivered, served and received, if sent by prepaid mail, on the date of mailing thereof.

(ii)     If there exists any actual or apprehended disruption of mail services in Canada or the United States in which there are holders of Class D Preferred Stock whose addresses appear on the books of the Corporation to be in such jurisdiction, notice may (but need not) be given to the holders in such respective jurisdictions by means of publication once in each of two successive weeks in a newspaper of general circulation published in the cities of Toronto or Chicago, as applicable. Notice given by publication shall be deemed for all purposes to be proper notice and to have been given on the day on which the first publication is completed in the city in which notice is published.

(iii)     Accidental failure or omission to give notice to one or more holders of Class D Preferred Stock in any circumstance where notice is required to be given hereunder shall not affect the validity of the action, event or circumstance so concerned, but upon such failure or omission being discovered notice shall be given forthwith to such holder or holders and shall have the same force and effect as if given in due time.

(d)       Governing Law. This Certificate of Designations shall be governed by and are subject to the applicable provisions of the DGCL and all other laws binding upon the Corporation and, except as otherwise expressly provided herein, all terms used herein which are defined in the DGCL shall have the respective meanings ascribed thereto in the DGCL.

(e)      Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Corporation’s transfer agent may deem and treat the record holder of Class D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

(f)        Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Class D Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Class D Preferred Stock so converted, redeemed, repurchased or acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such conversion, redemption, repurchase or acquisition. Any share of Class D Preferred Stock so converted, redeemed, repurchased or acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Class D Preferred Stock.

(g)       Business Day. In the event the date on which or by which any action is required to be taken by the Corporation or any holder of Class D Preferred Stock is not a Business Day, then such action shall be required or permitted to be taken on or by the next succeeding date that is a Business Day.

(h)      Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(i)       Severability. The provisions of this Certificate of Designations shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Certificate of Designations, or the application thereof to any person or any circumstance, is found by a court or other governmental authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Certificate of Designations and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Certificate of Designations is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

(j)        Other Rights. The shares of Class D Preferred Stock shall not have any voting powers, designations, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer this ____ day of May, 2025.

KINGSWAY FINANCIAL SERVICES INC.

By:
Name: John T. Fitzgerald
Title: Chief Executive Officer and President

[Signature Page to Certificate of Designation (Class D Preferred)]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF CLASS D CUMULATIVE CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Class D Preferred Stock (“Class D Preferred Stock”) indicated below, into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Kingsway Financial Services Inc., a Delaware corporation (the “Corporation”), according to the conditions set forth in the Certificate of Designations of the Class D Preferred Stock, as of the date written below. The undersigned will pay all transfer taxes payable with respect to a conversion and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the holder of the Class D Preferred Stock for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Common Stock owned prior to Conversion:

Number of shares of Class D Preferred Stock to be Converted:

Value of shares of Class D Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Certificate Number of Class D Preferred Stock attached hereto:

Number of Shares of Class D Preferred Stock represented by attached certificate:

Number of shares of Class D Preferred Stock subsequent to Conversion:

[HOLDER]

By:
Name:
Title:

Annex A